Exhibit 99.1

ELITE PHARMACEUTICALS ANNOUNCES NEW MANAGEMENT APPOINTMENTS

NORTHVALE, N.J. – October 24, 2014 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP), a specialty pharmaceutical company developing a pipeline of abuse-deterrent opioids and niche generic products, today announced key management appointments of Dr. Kenneth Smith, J.D., M.B.A., as Vice President of Legal, Dr. Jason LePree as Vice President of Scientific Affairs and Dr. Sophy Abraham as Head of Regulatory Affairs.

Dr. Smith previously held the positions of Chief Intellectual Property Counsel for Alpharma, Inc. and before that Head of North American Intellectual Property for Sanofi Aventis. In both positions, Dr. Smith had global responsibility for all intellectual property issues related to multiple business units involved with various technologies including branded products, animal health products, active pharmaceutical ingredients, generic drugs, and vaccines. Dr. Smith also brings extensive background and knowledge in the area of abuse deterrent intellectual property. Dr. Smith has a Ph.D. in Biochemistry from University of Houston, an M.B.A from Lehigh University, and a J.D. from the University of Houston.

Dr. LePree joins Elite with a wealth of experience in formulations and analytical research and development having most recently served as the Principal Scientist, Formulations Research and Development for Capsugel. Dr. LePree also held previous positions in research and development with Abon Pharmaceuticals, Penwest Pharmaceuticals, Novartis, and Hoffman-LaRoche. Dr. LePree has a B.S. in Pharmacy from Rutgers University and a Ph.D. in Pharmacy from the University of Wisconsin. He is also an Adjunct Professor of Pharmacy at Long Island University.

Dr. Abraham brings to Elite extensive regulatory and analytical experience having worked for over 20 years at Teva Pharmaceuticals. Her most recent position at Teva was Senior Regulatory Associate. Dr. Abraham has B.S. in Zoology, Botany, and Chemistry from the University of Kerala, India and a Ph.D. in Zoology from the University of Baroda, India.

"We are pleased to welcome Ken, Jason and Sophy to the Elite team and I’m thrilled with the caliber of expertise that these individuals bring to Elite,” said Nasrat Hakim, Elite’s President and Chief Executive Officer.  “These additions greatly strengthen our management team in key areas and enhance our internal expertise in product development, regulatory compliance and intellectual property to support the development of our opioid abuse deterrent products.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company developing a pipeline of proprietary pharmacological abuse-deterrent opioid products and niche generic products. Elite specializes in oral sustained and controlled release drug products with high barriers to entry. Elite has seven commercial products currently being sold, twelve additional approved products pending manufacturing site transfer and two additional products under review pending approval by the FDA. Elite’s lead pipeline products include abuse-deterrent opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.) and has partnered with Epic Pharma for the manufacturing and distribution of eleven approved products pending manufacturing site transfer, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com